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                                                                     EXHIBIT 11



                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

             COMPUTATION OF PRO FORMA NET LOSS PER COMMON SHARE (1)


                                     THREE MONTHS ENDED JUNE 30,    SIX MONTHS ENDED JUNE 30,
                                          1996          1995            1996         1995


NET LOSS                              $(11,674,633)  $(8,794,116)   $(20,961,696) $(16,740,024)
                                      ============   ===========    ============  ============
WEIGHTED AVERAGE COMMON AND
COMMON EQUIVALENT SHARES:
  Weighted average common stock
   outstanding during the period      $ 24,518,126   $ 1,814,266    $ 20,747,427   $ 1,814,266
  Conversion of preferred stock                  -    13,046,004       2,778,569    12,468,236
  Dilutive effect of common
   equivalent shares issued
   subsequent to October 31, 1994(2)             -       523,584          87,264       523,584
                                      ------------   -----------    ------------  ------------

                                      $ 24,518,126   $15,383,854    $ 23,613,260  $ 14,806,086
                                      ============   ===========    ============  ============

PRO FORMA NET LOSS PER COMMON SHARE   $       (.48)  $      (.57)   $       (.89) $      (1.13)
                                      ============   ===========    ============  ============

- ----------

(1) Primary and fully diluted net loss per share has not been separately presented, as the amounts would not be meaningful.

(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, stock options issued at prices below the initial public offering price per share (cheap stock) during the 12-month period immediately preceding the initial filing date of the Company's Registration Statement of its initial public offering have been included as outstanding for all periods presented. The dilutive effect of the common and common stock equivalents was computed in accordance with the treasury stock method.


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